EXHIBIT 1

METABANK PROFIT SHARING 401(k) PLAN

Financial Statements and Schedule

September 30, 2013 and 2012

(With Independent Auditors’ Report Thereon)

METABANK PROFIT SHARING 401(k) PLAN

Report of Independent Registered Public Accounting Firm

The Plan Administrator
MetaBank Profit Sharing 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the MetaBank Profit Sharing 401(k) Plan (the Plan) as of September 30, 2013, and 2012, and the statement of changes in net assets available for benefits for the year ended September 30, 2013. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of September 30, 2013 and 2012, and the changes in net assets available for benefits for the year ended September 30, 2013, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information included in Schedule H, line 4i – schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplementary information is the responsibility of the Plan’s management. The supplementary information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

Des Moines, Iowa
April 10, 2014

METABANK PROFIT SHARING 401(k) PLAN
Statements of Net Assets Available for Benefits
September 30, 2013 and 2012

	2013	2012
Assets:
Investments, at fair value	$15,317,797	14,662,760
Receivables:
Employer contributions	792,990	740,206
Total receivables	792,990	740,206
Net assets available for benefits	$16,110,787	15,402,966

See accompanying notes to financial statements.

METABANK PROFIT SHARING 401(k) PLAN
Statement of Changes in Net Assets Available for Benefits
Year ended September 30, 2013

Additions to net assets attributed to:
Investments:
Interest and dividends	$186,062
Net appreciation in fair value of investments	2,764,606
Net change in investments	2,950,668
Contributions:
Participants	1,129,782
Employer	793,846
Rollovers	467,803
Total contributions	2,391,431
Deductions from net assets attributed to:
Benefits paid to participants	4,628,841
Administrative expenses	5,437
Total deductions	4,634,278
Net increase in net assets available for benefits	707,821
Net assets available for benefits:
Beginning of year	15,402,966
End of year	$16,110,787

See accompanying notes to financial statements.

(1)	Description of the Plan

The following description of the MetaBank Profit Sharing 401(k) Plan (the Plan) provides only general information. Participants should refer to the Plan Agreement for a more complete description of the Plan’s provisions.

(a)	General and Eligibility

The Plan is a defined contribution plan covering all full‑time employees of MetaBank (a wholly owned subsidiary of Meta Financial Group, Inc.), referred to herein as the Bank, who have one year of service (profit‑sharing), three months of service (elective deferrals and match) and are age 21 or older. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

(b)	Record Keeper and Custodian

Effective December 1, 2012, Principal Life Insurance Company has been designated as record-keeper and Principal Trust Company as custodian and trustee of the Plan. Principal replaced REDW Benefits LLC as record keeper and TD Ameritrade as custodian of the Plan.

(c)	Contributions

The Plan is funded by employee and employer contributions. Participating employees may contribute a percentage of their wages up to the maximum percentage allowable not to exceed the limits of Code Section 401(k), 402(g), 404, and 415. Annual employee contributions were limited to $17,500 in 2013 and $17,000 in 2012, respectively, as indexed by the Internal Revenue Service (IRS), except for those employees eligible for catch‑up contributions. The Plan also places certain restrictions on contributions from those employees defined as highly compensated.
The employer may, in its sole discretion, make discretionary contributions to the Plan each year. A contribution of 4% of eligible compensation based on IRS limitations was made related to fiscal year 2012 during the 2013 fiscal year. A contribution of 4% of eligible compensation was also approved related to fiscal year 2013 to be paid in fiscal year 2014.

Participants direct the investment of their contributions and any employer contributions into various investment options offered by the Plan. Participants may currently direct contributions into balanced / asset allocation accounts, a guaranteed investment account, various mutual fund accounts, and a self‑directed investment account. Additionally, participants may use a portion of their account balance to contribute to Meta Financial Group, Inc. common stock.

During the year ended September 30, 2013, the Plan allows participants to contribute to an after-tax Roth 401(k) account. Total contributions to the after-tax Roth 401(k) account were $69,537 for the year ended September 30, 2013. The Plan collects and distributes funds in the after-tax Roth 401(k) accounts in the same manner as for all previous contributions to the Plan.

(d)	Participants Accounts

Each participant’s account is credited with the participant’s contributions and allocations of (a) the Bank’s contribution, if any, and (b) investment fund earnings, and charged with an allocation of administrative expenses. Investment income and administrative expenses are allocated based on participant account value. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(e)	Voting Rights

Each participant is entitled to exercise voting rights attributable to the shares allocated to his or her account and is notified by the Bank on behalf of the Trustees prior to the time that such rights are to be exercised. The Trustees are not permitted to vote any allocated share for which instructions have not been given by a participant.

(f)	Vesting

Participants are immediately vested in their voluntary contributions and in the Bank’s discretionary contributions, plus actual earnings thereon.

(g)	Payment of Benefits

On termination of service due to retirement, death, or disability, a participant may elect to receive either a lump‑sum cash payment equal to the value of the participant’s account or monthly, quarterly, semiannual, or annual installment payments.

In all instances, if the vested value of a participant’s account is less than $1,000, a lump‑sum cash payment will be made.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

(b)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(c)	Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Interest‑bearing cash and money market accounts are reported at fair value determined to be equal to cost. Shares of mutual funds are reported at fair value based on the quoted market price of the fund, which represents the net asset value of the shares held by the fund at year‑end. Self‑directed accounts are reported at fair value based upon the underlying investments comprising the accounts. The investment in the common stock of Meta Financial Group, Inc. is reported at fair value based on quoted market price.

Purchases and sales of securities are recorded on a trade‑date basis. Interest is recorded on the accrual basis. Dividends are recorded on the ex‑dividend date.

(d)	Payment of Benefits

Benefit payments to participants are recorded upon distribution. As of September 30, 2013, there were no amounts allocated to accounts of participants who had elected to withdraw from the Plan but had not yet been paid.

(3)	Administrative Expenses

Certain administrative functions are performed by officers or employees of the Bank. No such officer or employee receives compensation from the Plan. Certain other administrative expenses are paid directly by the Plan.

(4)	Investments

The fair value of the Plan’s investments that represent 5% or more of the Plan’s net assets at September 30, 2013 and 2012 are as follows:

	2013	2012
Mutual funds:
Prudential Jennison Mid-Cap Growth Fund	—	912,708
Wells Fargo Growth Fund Institutional Class	—	1,160,695
Managers PIMCO Bond Fund	—	1,475,564
Principal Funds Inc (Income R4 Fund)	1,108,569	—
Principal Funds Inc (Equity Income R4 Fund)	930,303	—
Principal Trust Company (Target 2025 Fund R4)	835,530	—
Principal Funds Inc (MidCap R4 Fund)	913,622	—
Principal Funds Inc (LargeCap Growth I R4 Fund)	1,469,409	—
Fixed income guaranteed options:
Principal Life Insurance Company	1,134,828	—
Common stock, Meta Financial Group, Inc.	491,247	1,736,478
Self-directed brokerage account:
Federated Investors, Inc.	1,171,465	—
TD Ameritrade SDBA	—	1,892,672

During the year ended September 30, 2013, the Plan’s investments in mutual funds and Meta Financial Group, Inc. common stock (including investments bought, sold, and held during the year) appreciated in fair value by $ 1,811,826 and $790,491 respectively. The Plan’s investments in self-directed accounts appreciated in fair value by $162,289 during the same period.

The Plan owns 12,928 shares of Meta Financial Group, Inc. Common Stock at September 30, 2013 and 73,424 shares at September 30, 2012. The Plan purchased 6,245 shares of Meta Financial Group, Inc., a party‑in‑interest, common stock during the year ended September 30, 2013. The Plan sold or distributed 66,741 shares for $2,211,734 during the same period. The Plan received $36,445 in dividend income on the Meta Financial Group, Inc. common stock during the year ended September 30, 2013.

(5)	Fixed Income Guaranteed Option

The Plan has a fully benefit-responsive guaranteed investment contract (“GIC”) with Principal Life Insurance Company. Principal Life Insurance Company maintains the contributions in a general account. The GIC does not have specific underlying assets assigned. The GIC issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

The GIC is included in the financial statements at contract value which approximates fair value. Contract value, as reported to the Plan by Principal Life Insurance Company, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. The GIC does have a surrender charge of 5% that may be charged if the Plan terminates its interest in the contract.

Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include the following: (1) amendments to the plan document (including complete or partial plan termination or merger with another plan), (2) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions, (3) bankruptcy of the plan sponsor or other plan sponsor events (for example, divestitures or spin-offs of a subsidiary) that cause a significant withdrawal from the Plan, or (4) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan Administrator does not believe that the occurrence of any such value event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

There are no reserves against contract value for credit risk of the contract issuer or otherwise. The crediting interest rate is based on a formula agreed upon with the issuer, but it may not be greater than 3% or less than 1%. Such interest rates are reviewed on a semi-annual basis for resetting. The Plan began holding these investments on December 5, 2012, and since that time the average yield credited to participants was as follows:

Average yields:
Based on actual earnings	1.08%
Based on interest rate credited to participants	.36%

(6)	Fair Value Measurements

Accounting Standards Codification (“ASC”) 820, Fair Value Measurements defines fair value, establishes a framework for measuring the fair value of assets and liabilities using a hierarchy system and requires disclosures about fair value measurement.  It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts.
ASC Topic 820 requires that assets and liabilities carried at fair value also be classified and disclosed according to the process for determining fair value. There are three levels of determining fair value. These levels are:

Level 1:	Valuation is based upon quoted prices for identical instruments traded in active markets that the Company has the ability to access at measurement date.

Level 2:	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which significant assumptions are observable in the market.

Level 3:	Valuation is generated from model-based techniques that use significant assumptions not observable in the market and are used only to the extent that observable inputs are not available. These unobservable assumptions reflect the Company’s own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial statements.

The following is a description of the valuation methods used for assets measured at fair value:

Mutual Funds/Common Stock: The fair values of the mutual funds and common stock are based on quoted market prices when available.

Self‑directed brokerage accounts: The fair values of the mutual funds, stocks and bonds within the self‑directed brokerage accounts are based on quoted market prices when available.

Fixed Income Guaranteed Options: The Principal fixed income guaranteed option is reported at contract value which approximates fair value. Contract value represents the aggregation of contributions, plus interest, less withdrawals, if any.  The fair value of this investment is considered a level 3 fair value measurement because none of the parameters for calculating fair value of the investment are available publically.

Collective Investment Trust: Valued at net asset value (NAV) per unit held by the Plan at year-end as quoted by the funds.  The net asset value is based on the fair value of the underlying investments held by the fund less its liabilities.  Participant transactions may occur daily.

The fair value of the Plan’s assets at September 30, 2013 and 2012, by level within the fair value hierarchy, is presented as follows:

	Assets at Fair Value at September 30, 2013
	(Level 1)	(Level 2)	(Level 3)	Total
Collective Investment Trust				$
Balanced/Asset Allocation	—	2,494,360	—		2,494,360
Employer Security
Employer Security	491,247	—	—		491,247
Investment Contract
Guaranteed Investment Contract	—	—	1,134,828		1,134,828
Mutual Funds
Fixed Income	1,284,992	—	—		1,284,992
International Equity	909,103	—	—		909,103
Large U.S. Equity	2,915,036	—	—		2,915,036
Other	765,913	—	—		765,913
Small/Mid U.S. Equity	3,314,520	—	—		3,314,520
Self-directed Brokerage Account
Mutual Fund	1,171,465	—	—		1,171,465
Corporate Stock	836,333	—	—		836,333
	$11,688,609	2,494,360	1,134,828		15,317,797

	Assets at Fair Value at September 30, 2012
	(Level 1)	(Level 2)	(Level 3)	Total
Employer Security
Employer Securtiy	1,736,478	—	—	1,736,478
Mutual Funds
Other - Self Directed Fund	924,913	—	—	924,913
Fixed Income	2,607,672	—	—	2,607,672
International Equity	735,251	—	—	735,251
Large U.S. Equity	2,563,911	—	—	2,563,911
Blended Funds	1,761,131			1,761,131
Other	647,729	—	—	647,729
Small/Mid U.S. Equity	2,717,916	—	—	2,717,916
Corporate Stock
Other	967,759	—	—	967,759
	$14,662,760	—	—	14,662,760

There were no transfers between levels of the fair value hierarchy during the years ended September 30, 2013 and 2012.

The following table sets forth a summary of changes in fair value of the Plan’s Level 3 assets for the year ended September 31, 2013:

Guaranteed Investment
Contract
Balances at the beginning of year	—
Purchases	3,179,405
Sales	(2,064,283)
Realized gains (losses)	—
Unrealized gains (losses)	—
Other	19,706
Balances at the end of year	$1,134,828

The following table summarizes those investments measured at fair value using NAV as a practical expedient as of September 31, 2013.

		Unfunded		Redemption
Fund	Fair Value	Commitments		Frequency
Principal Management Corp - PRI Trust (SM) Tgt 2055 Fund	$5,258	N/	A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2010 Fund	12,649	N/	A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2030 Fund	115,195	N/	A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2045 Fund	447,830	N/	A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2035 Fund	724,075	N/	A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2040 Fund	74,634	N/	A	Daily
Principal Management Corp - PRI Trust (SM) Income Fund	10,236	N/	A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2050 Fund	36,188	N/	A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2025 Fund	835,530	N/	A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2015 Fund	118,267	N/	A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2020 Fund	114,498	N/	A	Daily
Total	2,494,360

(7)	Plan Termination

Although it has not expressed any intent to do so, the Bank has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

(8)	Tax Status

The Plan adopted a nonstandardized form of a prototype plan sponsored by REDW Benefits, LLC.  The prototype plan has received an opinion letter from the Internal Revenue Service dated March 31, 2008, as to the prototype plan’s qualified status.  The prototype plan opinion letter has been relied upon by this Plan. The Plan has been amended to an individualized plan document; however, the Plan Administrator believes the Plan is designed and being operated in compliance with the applicable requirements of the Internal Revenue Code.

GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Company has analyzed the tax positions taken by the Plan, and has concluded that as of September 30, 2013, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Company believes it is no longer subject to income tax examinations for years prior to 2010.

(9)	Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across the participant‑directed fund elections. Additionally, the investments within each participant‑directed fund election are further diversified into varied financial instruments. Investment decisions are made, and the resulting risks are borne, exclusively by the Plan participant who made such decisions.

The Plan invests directly or indirectly in investments with contractual cash flows, such as asset backed securities, collateralized mortgage obligations, and commercial mortgage backed securities. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies, or defaults, or both, and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

(10)	Subsequent Events

The Plan has evaluated subsequent events through the date the financial statements were issued, to ensure that the financial statements include appropriate disclosure or recognition of events that occurred subsequent to September 30, 2013.

Schedule

METABANK PROFIT SHARING 401(k) PLAN
Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
September 30, 2013

		(c)	(d)	(e)
(a)		Description of investment	Cost	Current value
	Accretive Health Inc	Corporate Stock - Other	**	$36,480
	American Funds Service Company	Mutual Funds - International Equity	**	84,720
	Chevron Corp New	Corporate Stock - Other	**	60,750
	Deere & Co	Corporate Stock - Other	**	40,695
	Delaware Investments	Mutual Funds - Small / Mid U. S. Equity	**	105,884
	Federated Investors, Inc.	Mutual Funds - Other Self Directed Fund	**	1,171,465
	Intel Corp	Corporate Stock - Other	**	68,763
	Jp Morgan Funds	Mutual Funds - Small / Mid U. S. Equity	**	582,663
	Lord Abbett	Mutual Funds - Small / Mid U. S. Equity	**	518,506
*	Meta Financial Group, Inc.	Employer Security	**	491,247
	Noah Ed Hldgs Ltd	Corporate Stock - Other	**	10,500
	Nuance Communications Inc	Corporate Stock - Other	**	56,040
	Oppenheimer	Mutual Funds - Other	**	9,927
	Oppenheimer	Mutual Funds - International Equity	**	257,439
	Petmed Express Inc	Corporate Stock - Other	**	130,240
	Pimco Funds	Mutual Funds - Fixed Income	**	45,634
	Pimco Funds	Mutual Funds - Fixed Income	**	130,789
	Pinnacle West Cap Corp	Corporate Stock - Other	**	54,740
	Principal Funds Inc (Real Estate Sec R4 Fund)	Mutual Funds - Small / Mid U. S. Equity	**	268,592
*	Principal Funds Inc (Equity Income R4 Fund)	Mutual Funds - Small / Mid U. S. Equity	**	930,303
*	Principal Funds Inc (Income R4 Fund)	Mutual Funds - Large U. S. Equity	**	1,108,569
*	Principal Funds Inc (Lgcap Growth I R4 Fund)	Mutual Funds - Fixed Income	**	1,469,409
*	Principal Funds Inc (Lgcap S&P 500 Idx R4 Fund)	Mutual Funds - Large U. S. Equity	**	515,324
*	Principal Funds Inc (Midcap R4 Fund)	Mutual Funds - Large U. S. Equity	**	913,622
*	Principal Funds Inc (Midcap S&P 400 Idx R4 Fund)	Mutual Funds - Small / Mid U. S. Equity	**	197,369
*	Principal Funds Inc (Midcap S&P 600 Idx R4 Fund)	Mutual Funds - Small / Mid U. S. Equity	**	727,884
*	Principal Life Insurance Company	Guaranteed Investment Contract	**	1,134,828
*	Principal Trust Company (Income Fund R4)	Collective Investment Trust - Balanced/Asset Allocation	**	10,236
*	Principal Trust Company (Target 2010 Fund R4)	Collective Investment Trust - Balanced/Asset Allocation	**	12,649
*	Principal Trust Company (Target 2015 Fund R4)	Collective Investment Trust - Balanced/Asset Allocation	**	118,267
*	Principal Trust Company (Target 2020 Fund R4)	Collective Investment Trust - Balanced/Asset Allocation	**	114,498
*	Principal Trust Company (Target 2025 Fund R4)	Collective Investment Trust - Balanced/Asset Allocation	**	835,530
*	Principal Trust Company (Target 2030 Fund R4)	Collective Investment Trust - Balanced/Asset Allocation	**	115,195
*	Principal Trust Company (Target 2035 Fund R4)	Collective Investment Trust - Balanced/Asset Allocation	**	724,075
*	Principal Trust Company (Target 2040 Fund R4)	Collective Investment Trust - Balanced/Asset Allocation	**	74,634
*	Principal Trust Company (Target 2045 Fund R4)	Collective Investment Trust - Balanced/Asset Allocation	**	447,830
*	Principal Trust Company (Target 2050 Fund R4)	Collective Investment Trust - Balanced/Asset Allocation	**	36,188
*	Principal Trust Company (Target 2055 Fund R4)	Collective Investment Trust - Balanced/Asset Allocation	**	5,258
	Professional Pensions, Inc.	Mutual Funds - International Equity	**	566,944
	Quality Sys Inc	Corporate Stock - Other	**	108,650
	Smartheat Inc	Corporate Stock - Other	**	390
	T. Rowe Price Funds	Mutual Funds - Other	**	755,986
	Walgreen Co	Corporate Stock - Other	**	107,600
	Waste Mgmt Inc Del	Corporate Stock - Other	**	82,480
	Wynn Resorts Ltd	Corporate Stock - Other	**	79,005
				$15,317,797

*	Party-in-interest.
**	Cost information is not required for participant-directed investments, and, therefore is not included.
See accompanying report of independent registered public accounting firm.